Exhibit 10.21

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT CONTINUATION AGREEMENT

THIS AMENDMENT Number 1 to the Executive Employment Continuation Agreement by and between Micromuse Inc., a Delaware corporation (the “Company”), and Nell O’Donnell (the “Executive”) is made as of December 13, 2005 (the “Agreement”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Continuation Agreement dated as of December 13, 2002 (the “Employment Agreement”);

WHEREAS, the parties desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

1. Amendment of Employment Agreement. Section 2 is hereby deleted in its entirety and Sections 1 and 4 are hereby amended and restated in their entirety to read as follows:

“1. Executive agrees to continue to devote Executive’s full time efforts to promote the success of the Company. The Company or Executive may terminate Executive’s employment at any time for any reason with or without notice. If Executive’s employment is terminated by the Company without Cause (as defined below) or if Executive voluntarily terminates employment for Good Reason (as defined below), then Executive will be entitled to the compensation and benefits described in Paragraph 4 provided that Executive executes (and does not revoke within any statutory revocation period) the Company’s current standard form of release agreement. Executive shall not be entitled to and the Company shall not be obligated to provide any compensation or benefits if Executive voluntarily terminates employment other than for Good Reason or if the Company terminates Executive’s employment for Cause.

4. If the Executive’s employment is terminated by the Company without Cause or if the Executive voluntarily terminates employment for Good Reason and the Executive executes and does not revoke a release as described in paragraph 1 of this Agreement, whether before or after a Change of Control, the Company or its successor will provide the following benefits:

(a) A lump sum cash payment equal the sum of (i) six months of the Executive’s base salary, (ii) the higher of (A) six months of Executive’s target bonus/commissions or (B) the actual bonus/commission achieved during the 6 months prior to the date of termination of Executive’s employment and (iii) an amount that is reasonable to enable the Executive to purchase life and disability insurance during the six (6) months following termination of employment. Such payment shall be made on the date the release described in paragraph 1 becomes effective.

(b) The Company shall reimburse the Executive for COBRA costs for Executive and Executive’s eligible dependents, for identical coverage as was provided to the Executive immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of six (6) months following the termination of his employment if Executive timely elects to continue medical coverage under COBRA.

(c) The percentage of any outstanding stock options held by Executive that is exercisable and vested shall be determined by adding 3 months to the actual length of Executive’s service.

(d) If a Change of Control is consummated and a termination of employment which satisfies the criteria of paragraph 1 of this Agreement occurs within 12 months after the Change of Control, then Executive will receive the greater of: (i) immediate vesting of 50% of any unvested portion of any outstanding stock options, or (ii) six (6) months vesting of any unvested portion of any outstanding stock options. Vesting under this Subsection (d) and Subsection (c) above shall be mutually exclusive and vesting under one shall prevent vesting under the other.

(e) The other provisions of this Section 4 notwithstanding, the payment under Section 4(a) and the COBRA reimbursements under Section 4(b) shall in no event commence prior to the earliest date permitted by section 409A(a)(2) of the Code. If the commencement of reimbursements under Section 4(b) must be delayed, then any deferred installments shall be paid in a lump sum on the earliest practicable date permitted by section 409A(a)(2) of the Code.”

2. Effective Date. This Agreement will become effective as of the date set forth above.

3. Governing Law. This Amendment to the Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and to be performed entirely within the State of California.

4. Effect of Amendment to the Employment Agreements. Except as amended hereby, all of the terms of the Employment Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first above written above.

MICROMUSE INC.

By:	/s/ Ian Halifax

Ian Halifax, Chief Financial Officer
(print name and title)

EXECUTIVE

/s/ Nell O’Donnell
Nell O’Donnell